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                                                                    EXHIBIT 23.2
                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Greater Bay Bancorp and Subsidiaries of our report dated January 29, 1999 relating to the consolidated financial statements of Mt. Diablo Bancshares for the years ended December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical and Pro Forma Financial Data" in this Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

November 9, 1999